Exhibit 99.1

NEWS RELEASE

Cliffs Natural Resources Inc. Reports First-Quarter 2014 Results and
Maintains Full-Year 2014 Volume and Cost Outlook

•	Company Reports 2014 First-Quarter Consolidated Revenues of $940 Million

•	Year-over-Year Liquidity Improves by 32% to $1.9 Billion, Including $364 Million in Cash and Cash Equivalents Despite Lower Iron Ore and Metallurgical Coal Pricing

•	Year-over-Year Capital Spending in the Quarter Decreases 55% to $103 Million

•	Bloom Lake Mine Achieves Record First-Quarter Production Volume of 1.5 Million Tons

CLEVELAND—April 24, 2014—Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today reported first-quarter results for the period ended March 31, 2014. Year-over-year consolidated revenues of $940 million decreased $201 million, or 18%, from the previous year. The lower revenues were primarily driven by significantly decreased market pricing for iron ore and metallurgical coal, as well as a 2% decrease in global iron ore sales volumes, much of which was weather related. Cost of goods sold decreased by 3% to $877 million, primarily driven by favorable foreign exchange rates and reduced volumes, partially offset by $33 million in incremental lower-cost-or-market adjustments in the North American Coal and Eastern Canadian Iron Ore business segments. Lower revenues significantly contributed to a 73% decrease in consolidated sales margin to $63 million, from $238 million in last year's comparable quarter. The consolidated sales margin also included the sales margin loss from Wabush Mine of $25 million, which was successfully idled during the first-quarter 2014.

Gary Halverson, Cliffs' President and Chief Executive Officer, said, "The first-quarter's winter weather in North America was some of the worst conditions we have experienced in 30 years. Despite this, we are maintaining our full-year 2014 sales and production volume guidance, as well as our cash-cost outlook in all of our North American business segments. Also, I am pleased with Bloom Lake's record first-quarter production volume in spite of the harsher weather-related operating conditions. Our focus on disciplined capital allocation and cost reductions has significantly improved our liquidity and financial position year over year."

Cliffs' first-quarter 2014 SG&A and exploration expenses were $55 million and included $5 million in severance-related costs, which were attributed to a 21% reduction in Cliffs' officer-level executive group since Dec. 31, 2013. Excluding severance-related costs, first-quarter 2014 SG&A and exploration expenses decreased $21 million or 30% when compared to the year-ago quarter.

During the first quarter of 2014, miscellaneous - net expense increased to $59 million and included $39 million in Wabush-related costs. This was largely comprised of the costs incurred to idle the Wabush facilities. During the first-quarter 2014, the Company successfully idled Wabush's Scully mine and processing plant in Newfoundland and Labrador. Wabush Mine's pellet plant previously was idled at the end of the second quarter in 2013. Miscellaneous - net expense also included a $16 million penalty incurred from a minimum tonnage rail shipment contract not being met as a result of the delay in the Bloom Lake Phase II expansion, as well as an unfavorable impact of $7 million related to foreign currency exchange re-measurements.

First-quarter 2014 results included an income tax benefit of $22 million versus a benefit of $6 million reported in the previous year's comparable quarter. The increase is mainly attributable to a higher expected full-year effective tax rate and a decrease in year-over-year net income.

For the first quarter of 2014, Cliffs recorded a net loss attributable to Cliffs' common shareholders of $83 million, or $0.54 per diluted share, compared with a net income of $97 million, or $0.66 per diluted share, in the first quarter of 2013.

U.S. Iron Ore

	Three Months Ended March 31,
	2014	2013
Volumes - In Thousands of Long Tons
Total sales volume	2,837	3,083
Total production volume	4,637	5,126
Sales Margin - In Millions
Revenues from product sales and services	$361.3	$410.1
Cost of goods sold and operating expenses	266.3	252.8
Sales margin	$95.0	$157.3
Sales Margin - Per Long Ton
Revenues from product sales and services*	$109.02	$119.82
Cash cost**	65.42	60.17
Depreciation, depletion and amortization	10.12	8.63
Cost of goods sold and operating expenses*	75.54	68.80
Sales margin	$33.48	$51.02

*	Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin. Revenues per ton also exclude venture partner cost reimbursements.
**
Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton, which is a non-GAAP financial measure, that management uses in evaluating operating performance. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies.

U.S. Iron Ore pellet sales volume was 2.8 million tons, compared with 3.1 million tons in the first quarter of 2013. The decrease was primarily driven by the extremely cold weather experienced across the midwestern United States, which impacted both production and shipment of product on the Great Lakes. Despite this weather-related volume shortfall in the first quarter, the Company is maintaining its full-year 2014 expected sales volume guidance.

First-quarter 2014 revenues per ton were $109.02, down 9% from $119.82 in the year-ago quarter. The decrease was attributed to lower realized pricing from certain customer contracts, reduced year-over-year market pricing for iron ore and customer mix.

Cash cost per ton in U.S. Iron Ore was $65.42, up 9% from $60.17 in the prior year's first quarter. The increase was primarily driven by higher maintenance activity and energy costs, which were elevated due to extreme weather conditions.

Eastern Canadian Iron Ore

	Three Months Ended March 31,
	2014	2013
Volumes - In Thousands of Metric Tons
Total sales volume	1,608	1,859
Total production volume	1,752	2,019
Sales Margin - In Millions
Revenues from product sales and services	$158.3	$245.3
Cost of goods sold and operating expenses	208.0	225.9
Sales margin	$(49.7)	$19.4
Sales Margin - Per Metric Ton
Revenues from product sales and services	$98.45	$131.95
Cash cost*	103.73	99.41
Depreciation, depletion and amortization	25.62	22.11
Cost of goods sold and operating expenses*	129.35	121.52
Sales margin	$(30.90)	$10.43

*
Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton, which is a non-GAAP financial measure, that management uses in evaluating operating performance. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies.

Eastern Canadian Iron Ore sales volume was 1.6 million tons, a decrease of 14% versus the prior year's quarter. This was attributed to Bloom Lake Mine, which sold 1.3 million tons of iron ore concentrate compared to 1.5 million tons in the prior year. The decrease was primarily driven by a Chinamax-sized vessel shipment that was delayed due to the adverse weather-related impact on logistics. The first-quarter 2014 sales volume also included approximately 350,000 tons from Wabush Mine, which was slightly lower year over year, reflecting the idling of the mine.

Revenues per ton in Eastern Canadian Iron Ore were $98.45, down 25% from $131.95 in the prior year’s first quarter. The lower per-ton revenues were attributed to a 19% year-over-year decrease in iron ore market pricing and unfavorable provisional pricing settlements that were a benefit in the prior year's quarter. Also, revenues per ton were unfavorably impacted by 23% higher year-over-year freight rates and product mix. The prior year's first-quarter product mix included iron ore pellets which sell at a premium compared to iron ore concentrate. The quarter's revenue decrease was partially offset by favorable impacts from lag pricing as well as higher-quality premiums of $12 per ton, a 25% increase from the prior year's first quarter.

Cash cost per ton in Eastern Canadian Iron Ore was $103.73, up 4% from $99.41 in the year-ago quarter. The per-ton increase was primarily attributed to lower-cost-or-market inventory adjustments of approximately $13 million, or $8 per ton, that are reported through cash cost of goods sold. The adjustment is the result of the Company holding inventory at a higher value than its expected sales rate, which is largely driven by market pricing. This was partially offset by improved year-over-year cash costs per ton at Bloom Lake and Wabush mines.

Bloom Lake Mine's first-quarter 2014 cash costs were $94 per ton and included $7 per ton in a lower-cost-or-market inventory adjustment. Excluding this, Bloom Lake Mine's first-quarter 2014 cash cost was $87 per ton, compared to $89 per ton in the year-ago quarter. The improvement was primarily driven by favorable foreign currency exchange rates, partially offset by increased mine development activities.

Wabush Mine's first-quarter 2014 cash cost was $137 per ton and included $13 per ton in a lower-cost-or-market inventory adjustment. Excluding this, Wabush Mine's first-quarter 2014 cash cost was $124 per ton, compared to $135 per ton in the year-ago quarter. The improvement was primarily driven by the absence of pelletizing costs that were incurred in the year-ago quarter and favorable foreign currency exchange rates.

Asia Pacific Iron Ore

	Three Months Ended March 31,
	2014	2013
Volumes - In Thousands of Metric Tons
Total sales volume	2,641	2,305
Total production volume	2,790	2,672
Sales Margin - In Millions
Revenues from product sales and services	$254.2	$270.8
Cost of goods sold and operating expenses	187.9	209.5
Sales margin	$66.3	$61.3
Sales Margin - Per Metric Ton
Revenues from product sales and services	$96.25	$117.48
Cash cost*	56.34	75.10
Depreciation, depletion and amortization	14.80	15.79
Cost of goods sold and operating expenses	71.14	90.89
Sales margin	$25.11	$26.59

*
Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton, which is a non-GAAP financial measure, that management uses in evaluating operating performance. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies.

First-quarter 2014 Asia Pacific Iron Ore sales volume increased 15% to 2.6 million tons, from 2.3 million tons in 2013’s first quarter. The increase was attributed to the timing of vessel shipments.

Revenues per ton for the first quarter of 2014 decreased 18% to $96.25, from $117.48 in last year’s first quarter. This was primarily driven by a 19% year-over-year decrease in iron ore market pricing, an unfavorable foreign exchange hedging loss of $4 per ton and increased freight rates. This decrease was partially offset by reduced penalties and increased lump premiums compared to the prior year's first quarter.

Cash cost per ton in Asia Pacific Iron Ore decreased 25% to $56.34, from $75.10 in 2013’s comparable quarter. The decrease was due to favorable foreign exchange rate variances of $9 per ton and less material moved. Also, the increased sales volumes resulted in improved fixed-cost leverage.

North American Coal

	Three Months Ended March 31,
	2014	2013
Volumes - In Thousands of Short Tons
Total sales volume	1,571	1,787
Total production volume	1,705	1,730
Sales Margin - In Millions
Revenues from product sales and services	$166.2	$214.3
Cost of goods sold and operating expenses	214.6	212.5
Sales margin	$(48.4)	$1.8
Sales Margin - Per Short Ton
Revenues from product sales and services*	$88.61	$110.35
Cash cost**	100.38	91.16
Depreciation, depletion and amortization	19.03	18.19
Cost of goods sold and operating expenses*	119.41	109.35
Sales margin	$(30.80)	$1.00

*	Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin.
**
Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton, which is a non-GAAP financial measure, that management uses in evaluating operating performance. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies.

For the first quarter of 2014, North American Coal sales volume was 1.6 million tons, a 12% decrease from 1.8 million tons sold in the prior year's comparable quarter. The decrease was driven by lower sales to certain customers due to extended pricing negotiations and adverse weather-related impacts.

North American Coal’s 2014 first-quarter revenues per ton were down 20% to $88.61, versus $110.35 in the first quarter of 2013. The year-over-year decrease was primarily driven by lower market pricing for metallurgical coal products, along with a favorable impact in the prior year's first quarter related to tons that were priced at a higher rate.

First-quarter 2014 North American Coal cash costs were $100.38 per ton and included a $14 per ton lower-cost-or-market inventory adjustment. The prior year's first-quarter results also included a lower-cost-or-market inventory adjustment of $1 per ton. Excluding these inventory adjustments, first-quarter 2014 cash costs per ton decreased 4%, to $86. This was driven by a continued focus on improving operating efficiencies.

Cash Flow and Liquidity
When compared to the first quarter of 2013, the Company increased its total liquidity by $460 million or 32%. The increase was driven by a higher year-over-year cash and cash equivalents balance and lower borrowings on the Company's revolving credit facilities. At quarter end, Cliffs had $364 million of cash and cash equivalents, and $3.2 billion in long-term debt, including $225 million drawn under its existing credit facilities.

For the first quarter, Cliffs used $82 million in cash from operations, versus using $25 million in the 2013 comparable quarter. This was primarily driven by lower commodity pricing and increased Wabush-related idle costs, partially offset by lower cash tax payments and favorable working capital adjustments versus the year-ago quarter.

The Company decreased its first-quarter 2014 capital spending by $127 million, or 55%, to $103 million and reported depreciation, depletion and amortization of $141 million.

Outlook
Cliffs is maintaining its full-year sales and production volumes for all business segments. Demand from the Company's North American customers is very strong, reflecting lower-than-normal iron ore inventory stockpiles at Cliffs' customers' facilities. This dynamic, coupled with increasing economic growth anticipated in the United States, is expected to provide a healthy demand for the Company's U.S. Iron Ore products in 2014. In China, Cliffs expects the economy to expand at a pace near the official government target rate, primarily driven by fixed asset investment, specifically infrastructure spending. As a result, increased steel production in China is expected to require both domestic and imported steelmaking raw materials to satisfy the demand.

Due to the commodity pricing volatility for the products that Cliffs sells and for the purpose of providing a full-year outlook, Cliffs will utilize the year-to-date average 62% Fe seaborne iron ore spot price as of March 31, 2014, which was $120 per ton (C.F.R. China), as a base price assumption for providing its full-year 2014 revenues-per-ton sensitivities for the Company's iron ore business segments. With $120 per ton as a base price assumption for full-year 2014, included in the table below is the expected revenues-per-ton range for the Company's iron ore business segments and the per-ton sensitivity for each $10 per ton variance from the base price assumption.

2014 Full-Year Realized Revenue Sensitivity Summary (1)
	U.S. Iron Ore (2)	Eastern Canadian Iron Ore (3)	Asia Pacific Iron Ore (4)
Revenues Per Ton	$100 - $105	$95 - $100	$95 - $100
Sensitivity Per Ton (+/- $10)	+/- $1	+/- $6	+/- $7

(1)	Based on the average year-to-date 62% Fe seaborne iron ore fines price (C.F.R. China) of $120 per ton as of March 31, 2014.
(2)	U.S. Iron Ore tons are reported in long tons.
(3)	Eastern Canadian lron Ore tons are reported in metric tons, F.O.B. Eastern Canada.
(4)	Asia Pacific Iron Ore tons are reported in metric tons, F.O.B. the port.

The revenues-per-ton sensitivities consider various contract provisions and lag-year adjustments contained in certain supply agreements. Actual realized revenues per ton for the full year will depend on iron ore price changes, customer mix, freight rates, production input costs and/or steel prices (all factors contained in certain of Cliffs' supply agreements).

U.S. Iron Ore Outlook (Long Tons)
For 2014, the Company is maintaining its sales and production volume expectation of 22 - 23 million tons.

The U.S. Iron Ore revenues-per-ton sensitivity included within the 2014 revenues-sensitivity summary table above also includes the following assumptions:

•	2014 average hot-rolled steel pricing of $645 per ton; and

•	25% - 30% of the expected 2014 sales volume is linked to seaborne iron ore pricing

Cliffs is maintaining its 2014 full-year U.S. Iron Ore cash-cost-per-ton expectation of $65 - $70, and depreciation, depletion and amortization expectation of approximately $7 per ton.

Eastern Canadian Iron Ore Outlook (Metric Tons, F.O.B. Eastern Canada)
For 2014, Cliffs is maintaining its full-year sales and production volume expectations of 6 - 7 million tons. This includes 500,000 tons from Wabush Mine and the remainder from Bloom Lake Mine.

The Eastern Canadian Iron Ore revenues-per-ton sensitivity is included within the 2014 revenues-per-ton sensitivity table above. The Company is maintaining its full-year 2014 cash-cost-per-ton expectation in Eastern Canadian Iron Ore of $85 - $90, which only includes the operating cash cost from its Bloom Lake Mine. Depreciation, depletion and amortization is expected to be approximately $25 per ton for full-year 2014.

Asia Pacific Iron Ore Outlook (Metric Tons, F.O.B. the port)
Cliffs is maintaining its full-year 2014 Asia Pacific Iron Ore expected sales and production volumes of approximately 10 - 11 million tons. The product mix is expected to be approximately half lump and half fines iron ore.

The Asia Pacific Iron Ore revenues-per-ton sensitivity is included within the 2014 revenues-per-ton sensitivity table above. Cliffs is maintaining its 2014 full-year Asia Pacific Iron Ore cash-cost-per-ton expectation of $60 - $65. Depreciation, depletion and amortization is anticipated to be approximately $14 per ton for the year.

North American Coal Outlook (Short Tons, F.O.B. the mine)
The Company is maintaining its full-year 2014 North American Coal expected sales and production volumes of 7 - 8 million tons. Sales volume mix is anticipated to be approximately 67% low-volatile metallurgical coal and 21% high-volatile metallurgical coal, with thermal coal making up the remainder.

Cliffs is lowering its full-year 2014 North American Coal revenues-per-ton outlook to $80 - $85 from its previous outlook of $85 - $90. The decrease is primarily driven by lower market pricing for metallurgical coal products. Cliffs has approximately 60% of its expected 2014 sales volume committed and priced at approximately $85 per short ton at the mine.

Cliffs is maintaining its North American Coal full-year cash-cost-per-ton expectation of $85 - $90. Full-year 2014 depreciation, depletion and amortization is expected to be approximately $15 per ton.

The following table provides a summary of Cliffs’ 2014 guidance for its four business segments:

2014 Outlook Summary
	U.S. Iron Ore (1)	Eastern Canadian Iron Ore (2)	Asia Pacific Iron Ore (3)	North American Coal (4)
Sales volume (million tons)	22 - 23	6 - 7	10 - 11	7 - 8
Production volume (million tons)	22 - 23	6 - 7	10 - 11	7 - 8
Cash cost per ton (5)	$65 - $70	$85 - $90	$60 - $65	$85 - $90
DD&A per ton	$7	$25	$14	$15

(1)	U.S. Iron Ore tons are reported in long tons.
(2)	Eastern Canadian lron Ore tons are reported in metric tons, F.O.B. Eastern Canada.
(3)	Asia Pacific Iron Ore tons are reported in metric tons, F.O.B. the port.
(4)	North American Coal tons are reported in short tons, F.O.B. the mine.
(5)
Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton, which is a non-GAAP financial measure, that management uses in evaluating operating performance. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies.

SG&A Expenses and Other Expectations
Cliffs is maintaining its full-year 2014 SG&A expense expectation of approximately $185 million, which excludes severance-related costs. Cliffs is also maintaining its full-year cash outflows expectation for exploration of $15 million.

Also, as previously disclosed, Cliffs is expecting to incur approximately $100 million in costs related to the Wabush Mine idle. Full-year 2014 depreciation, depletion and amortization is expected to be approximately $600 million.

Capital Budget
Cliffs is maintaining its 2014 capital expenditures budget of approximately $375 - $425 million. This includes approximately $100 million in cash carryover capital, with the remainder primarily comprised of sustaining and license-to-operate capital.

Conference Call Information
Cliffs Natural Resources Inc. will host a conference call tomorrow, April 25, 2014, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.cliffsnaturalresources.com.
About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is an international mining and natural resources company. The Company is a major global iron ore producer and a significant producer of high-and low-volatile metallurgical coal. Cliffs' strategy is to continually achieve greater scale and diversification in the mining industry through a focus on serving the world's largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.

The Company is organized through a global commercial group responsible for sales and delivery of Cliffs' products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and an iron ore mining complex in Western Australia.

News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com

Follow Cliffs on Twitter at: http://twitter.com/CliffsNR.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of the federal securities laws. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties relating to Cliffs' operations and business environment that are difficult to predict and may be beyond Cliffs' control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements for a variety of reasons including without limitation: trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore and coal prices; uncertainty or weaknesses in global economic conditions, including downward pressure on prices, reduced market demand and any slowing of the economic growth rate in China; a currently pending proxy contest and any other actions of activist shareholders; our ability to successfully integrate acquired companies into our operations and achieve post-acquisition synergies, including without limitation, Cliffs Quebec Iron Mining Limited (formerly Consolidated Thompson Iron Mining Limited); our ability to successfully identify and consummate any strategic investments and complete planned divestitures; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; our ability to reach agreement with our iron ore customers regarding any modifications to sales contract provisions; the impact of price-adjustment factors on our sales contracts; changes in sales volume or mix; our actual economic iron ore and coal reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; the impact of our customers using other methods to produce steel or reducing their steel production; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; the results of prefeasibility and feasibility studies in relation to projects; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; our ability to cost-effectively achieve planned production rates or levels; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; availability of capital and our ability to maintain adequate liquidity and successfully implement our financing plans; our ability to maintain appropriate relations with unions and employees and enter into or renew collective bargaining agreements on satisfactory terms; risks related to international operations; availability of capital equipment and component parts; the potential existence of significant deficiencies or material weakness in our internal control over financial reporting; problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; and other factors and risks that are set forth in the Company's most recently filed reports with the Securities and Exchange Commission. The information contained herein speaks as of the date of this release and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this release.

Important Additional Information

Cliffs, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cliffs shareholders in connection with the matters to be considered at Cliffs' 2014 Annual Meeting. Cliffs intends to file a proxy statement with the U.S. Securities and Exchange Commission (the "SEC") in connection with any such solicitation of proxies from Cliffs’ shareholders. CLIFFS SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Cliffs' directors and executive officers in Cliffs’ shares, restricted shares and options is included in their SEC filings on Forms 3, 4 and 5. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Cliffs' 2014 Annual Meeting. Information can also be found in Cliffs' Annual Report on Form 10-K for the year ended Dec. 31, 2013, filed with the SEC on Feb. 14, 2014. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Cliffs with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at Cliffs' website at www.cliffsnr.com or by contacting James Graham, Vice President, Chief Legal Officer & Secretary at (216) 694-5504. Shareholders may also contact D.F. King & Co., Inc., Cliffs’ proxy solicitor, toll-free at (800) 487-4870 or by email at cliffs@dfking.com.
SOURCE: Cliffs Natural Resources Inc.
INVESTOR RELATIONS AND GLOBAL COMMUNICATIONS CONTACTS:

Jessica Moran Director, Investor Relations (216) 694-6532	Patricia Persico Director, Global Communications (216) 694-5316

Jordan Kovler D.F. King & Co., Inc. (212) 493-6990	Joele Frank, Meaghan Repko or Andrea Rose Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449
FINANCIAL TABLES FOLLOW
###

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended March 31,
	2014	2013
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$860.9	$1,082.6
Freight and venture partners' cost reimbursements	79.1	57.9
	940.0	1,140.5
COST OF GOODS SOLD AND OPERATING EXPENSES	(876.8)	(902.6)
SALES MARGIN	63.2	237.9
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(51.1)	(48.4)
Exploration costs	(4.2)	(22.7)
Miscellaneous - net	(58.6)	1.5
	(113.9)	(69.6)
OPERATING INCOME	(50.7)	168.3
OTHER INCOME (EXPENSE)
Interest expense, net	(42.7)	(49.1)
Other non-operating income	1.2	1.1
	(41.5)	(48.0)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY LOSS FROM VENTURES	(92.2)	120.3
INCOME TAX BENEFIT	21.8	6.0
EQUITY LOSS FROM VENTURES, net of tax	(0.3)	(5.5)
NET INCOME (LOSS)	(70.7)	120.8
LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTEREST	0.4	(13.8)
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$(70.3)	$107.0
PREFERRED STOCK DIVIDENDS	(12.8)	(9.9)
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS COMMON SHAREHOLDERS	$(83.1)	$97.1

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC	$(0.54)	$0.66
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED	$(0.54)	$0.66
AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	153,040	147,827
Diluted	153,040	148,081
CASH DIVIDENDS DECLARED PER DEPOSITARY SHARE	$0.44	$0.34
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.15	$0.15

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	March 31, 2014	December 31, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$364.0	$335.5
Accounts receivable, net	130.6	270.0
Inventories	609.8	391.4
Supplies and other inventories	204.9	216.0
Other current assets	363.0	347.1
TOTAL CURRENT ASSETS	1,672.3	1,560.0
PROPERTY, PLANT AND EQUIPMENT, NET	11,086.0	11,153.4
OTHER ASSETS
Other non-current assets	444.5	408.5
TOTAL OTHER ASSETS	444.5	408.5
TOTAL ASSETS	$13,202.8	$13,121.9
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$329.2	$345.5
Accrued expenses	363.5	392.7
Short-term and current portion of long-term debt	96.9	20.9
Other current liabilities	253.5	326.4
TOTAL CURRENT LIABILITIES	1,043.1	1,085.5
PENSION AND POSTEMPLOYMENT BENEFIT LIABILITIES	285.0	294.0
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	300.7	309.7
DEFERRED INCOME TAXES	1,195.7	1,146.5
LONG-TERM DEBT	3,194.8	3,022.6
OTHER LIABILITIES	347.9	379.3
TOTAL LIABILITIES	6,367.2	6,237.6
EQUITY
CLIFFS SHAREHOLDERS' EQUITY	6,019.5	6,069.5
NONCONTROLLING INTEREST	816.1	814.8
TOTAL EQUITY	6,835.6	6,884.3
TOTAL LIABILITIES AND EQUITY	$13,202.8	$13,121.9

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Three Months Ended March 31,
	2014	2013
OPERATING ACTIVITIES
Net income (loss)	$(70.7)	$120.8
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	141.1	140.6
Deferred income taxes	15.1	(46.3)
Other	3.2	(10.0)
Changes in operating assets and liabilities:
Receivables and other assets	161.5	102.7
Product inventories	(214.5)	(194.0)
Payables and accrued expenses	(117.7)	(139.2)
Net cash used by operating activities	(82.0)	(25.4)
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(103.3)	(230.4)
Other investing activities	12.6	2.0
Net cash used by investing activities	(90.7)	(228.4)
FINANCING ACTIVITIES
Net proceeds from issuance of Series A, Mandatory Convertible Preferred Stock, Class A	—	709.4
Net proceeds from issuance of common shares	—	285.6
Repayment of term loan	—	(847.1)
Borrowings under credit facilities	225.0	297.0
Repayment under credit facilities	—	(72.0)
Common stock dividends	(23.0)	(22.9)
Preferred stock dividends	(12.8)	—
Other financing activities	8.7	(4.1)
Net cash provided by financing activities	197.9	345.9
EFFECT OF EXCHANGE RATE CHANGES ON CASH	3.3	(0.1)
INCREASE IN CASH AND CASH EQUIVALENTS	28.5	92.0
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	335.5	195.2
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$364.0	$287.2